Filed Pursuant to Rule 424(b)(3)
File No. 333-263060

OPPORTUNISTIC CREDIT INTERVAL FUND
Class I Shares (SOFIX)

August 27, 2026

Supplement to the Prospectus and Statement of Additional Information dated January 28, 2026

Effective immediately, the following sections of the Prospectus and Statement of Additional Information (“SAI”) are revised as follows:

The “Custodian” sub-section under the PROSPECTUS SUMMARY section of the Prospectus is replaced with the following:

Custodians

U.S. Bank N.A. (the “Custodian”) serves as the Fund’s primary custodian and Wilmington Savings Fund Society, FSB (“WSFS”), serves as alternative custodian for the Fund (including certain of its wholly-owned subsidiaries). See “Management of the Fund – Custodians”.

The “Custodian” sub-section under the Management of the Fund section of the Prospectus is replaced with the following:

Custodians

U.S. Bank N.A., with its principal place of business at 1555 North RiverCenter Drive, Suite 302, Milwaukee, Wisconsin 53212, serves as the primary custodian of the Fund’s assets, except with respect to certain assets custodied with alternative custodians or custodied directly by the Fund (if any). Under a Custody Agreement, U.S. Bank N.A. holds the Fund’s assets in safekeeping and keeps all necessary records and documents relating to its duties.

Wilmington Savings Fund Society, FSB with its principal place of business at 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801 serves as alternative custodian for the Fund (including certain of its wholly-owned subsidiaries) in connection with certain assets. Under a Custody Agreement, Wilmington Savings Fund Society, FSB holds the Fund’s assets in safekeeping and keeps all necessary records and documents relating to its duties.

The “Custodian” sub-section under the OTHER INFORMATION section of the SAI is replaced with the following:

Custodians

U.S. Bank N.A. (the “Custodian”) serves as the primary custodian of the Fund’s assets, except with respect to certain assets custodied with alternative custodians or custodied directly by the Fund (if any). The Custodian may maintain custody of the Fund’s assets with domestic and foreign sub-custodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Board of Trustees. Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian’s principal business address is 1555 North RiverCenter Drive, Suite 302, Milwaukee, Wisconsin 53212.

Filed Pursuant to Rule 424(b)(3)
File No. 333-263060

Wilmington Savings Fund Society, FSB (“WSFS”) serves as alternative custodian for the Fund (including certain of its wholly-owned subsidiaries) in connection with certain assets. WSFS may maintain custody of the Fund’s assets with domestic and foreign sub-custodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Board of Trustees. Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. WSFS’ principal business address is 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801.

To the extent that any statement or information incorporated into the Prospectus and SAI is inconsistent with this Supplement, such statement or information is hereby amended by this Supplement.

This Supplement dated August 27, 2026, and the Prospectus and SAI each dated January 28, 2026, provide relevant information for all shareholders and should be retained for future reference. The Prospectus and SAI have been filed with the Securities and Exchange Commission, and are incorporated by reference, and can be obtained without charge by calling toll-free 1-833-404-4103 or by visiting the Fund’s website at www.opportunisticcreditintervalfund.com.